Exhibit 10.27

Certain identified information has been excluded from this exhibit in accordance with Regulation S-K Item 601(a)(6) because it would constitute a clearly unwarranted invasion of personal privacy. [***] indicates that information has been redacted.

October 9, 2024

Matthew E. Korenberg

[***]

[***]

Dear Matt:

On behalf of Palvella Therapeutics, Inc. (the “Company”), I am excited and pleased to offer you the position of Chief Financial Officer reporting to Wes Kaupinen, President and Chief Executive Officer. In this position, you will have an influential leadership role in delivering on our mission of serving rare disease patients through the development and commercialization of high impact therapies. Your start date is scheduled to be on or before Wednesday, October 16, 2024.

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Base Salary and Terms of Employment: Your initial annualized salary will be $410,500, to be paid on semi-monthly basis, in accordance with the Company’s payroll practices as established for employees. Your position is full-time and is exempt under the Fair Labor Standards Act (“FLSA”) and not eligible for overtime pay. You will be expected to report to Palvella’s office four days per week. This offer is contingent upon completion of a background check with results satisfactory to the Company. Reference is hereby made to the Agreement and Plan of Merger dated July 23, 2024, pursuant to which Pieris Pharmaceuticals, Inc. will merge with and into the Company (the “Merger). If the Merger is completed, we anticipate that your annualized salary will be increased to $475,300.

As an employee of Palvella, you will be expected to abide by the Company’s rules and policies and to devote all your business time, skill, attention and best efforts to Palvella business to fulfill the responsibilities assigned to you. You agree that during your employment with the Company, you will not engage in any other employment, consulting or business services (including serving on the boards of directors of any unaffiliated companies) without the written consent of the CEO or the Company’s Board of Directors; provided, however, that without such consent, you may engage in charitable or public service, so long as such activities do not interfere with the performance of your duties and obligations to the Company.

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Performance Bonus: You will be eligible to receive an annual performance bonus currently targeted at 35% (thirty-five percent) of your base salary, which will be granted at the sole discretion of the Board based upon the achievement of specific performance goals as approved by the Board. The 2024 annual bonus will be prorated based on your start date. Performance based bonuses are paid in the year after they are earned, and to receive the bonus, you must be an employee of the Company on the date the bonus is paid out. If the Merger is completed, we anticipate that your annual performance bonus opportunity will be increased to 40% (forty percent) of your base salary, subject to the same terms as those described above.

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Equity: If the Merger is completed and subject to approval of the Board, as soon as practicable after the effective time of the Merger, the Company will grant you an option to purchase 1.2% of the fully diluted shares and options outstanding as of the date of grant (including this award). The Option will be subject to the terms and conditions of the Plan and an option award agreement. If the Merger does not become effective, the Board will in good faith evaluate an alternative equity award.

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Benefits: You will be eligible to participate in the Company's employee benefit plans that are generally made available by the Company to its employees from time to time when and as the Company may make them available. At the time of hire, the Company will reimburse 100% of your monthly medical insurance premium for you (and if applicable, your immediate family). The Company expects to regularly review and expand its benefit programs to keep up-to-date and competitive as the Company grows. As a result, these programs are subject to periodic adjustments so that certain features may be added, modified, or deleted over time.

●	Vacation: You will be eligible for twenty (20) days paid vacation per year of employment (prorated for the first year from date of hire), in accordance with the Company's vacation policy.

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At-Will: The Company does not guarantee employment for any specific period of time. You will be employed on an "at-will" basis, meaning that both the Company and you will have the right to terminate your employment at any time, for any or no reason, with or without prior notice or cause. Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company's right to terminate your employment, at any time, for any or no reason, with or without prior notice or cause. You will receive a separate Severance Agreement that sets forth the terms under which you may receive severance upon termination of employment without cause.

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No Contractual Rights: Nothing in this letter constitutes a contractual commitment to provide any particular term or condition of employment, and the Company has the right in its sole discretion to modify or rescind any of your terms and conditions of employment at any time without prior notice.

●	Confidentiality: You will be required, prior to the commencement of your employment, to execute the Company's Confidentiality, Assignment of Inventions, and Restrictive Covenant Agreement.

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Authorization to Work: In accordance with the Immigration Reform and Control Act, all new employees must provide documentation on their first day of employment that they have the legal right to work in the United States.

To indicate your acceptance of our offer, please sign this letter in the space indicated below and return it to me. Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Palvella Therapeutics, Inc. and constitutes agreement to conform to Palvella Therapeutics, Inc.'s rules and procedures. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by an Officer of the Company and you.

This offer is effective until 5pm EDT on Friday, October 11, 2024.

Sincerely,

/s/ Wesley H. Kaupinen

Wesley H. Kaupinen
Founder & CEO

I accept the offer of employment under the terms and conditions stated above. No other promises, express or implied, have been made to me either verbally or in writing.

By:	/s/ Matthew Korenberg	Date:	10/10/2024